 U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

BRAC GLOBAL AUTOMOTIVE INC.
(Exact name of registrant as specified in its charter)

NEVADA	47-1135551
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

159 W. Orangethorpe Ave.,Suite A, Placentia, CA 92870
(Address of principal executive offices, zip code)

310.884.3332
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, $0.0001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

FORWARD LOOKING STATEMENTS

This Form 10 contains forward-looking information. This document contains forward-looking statements. Any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may”, “will”, “should”, “expects”, “anticipates”, “contemplates”, “estimates”, “believes”, “plans”, “projects”, “predicts”, “potential” or “continue” or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including the following: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitably, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, and (d) whether we are able to successfully fulfill our primary requirements for cash. The Company’s actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

FORM 10 INFORMATION

ITEM 1. BUSINESS

Overview

Our principal offices are located at 159 W. Orangethorpe Ave, Suite A, Placentia, CA 92870.  Our telephone number is 310.884.3332

History

The Company was incorporated on June 6th, 2014. Since then, the Company has achieved key milestones involved in our Hercules CNG Package business and all-electric bus sales/distribution business including: entering into employment agreements with our executive management, engaging sales team members, securing an office base for our operation, securing exclusive license, with an option to purchase, to the vehicle distribution system to facilitate the Company’s vehicle distribution business going forward, and obtaining an exclusive right to distribute the electric buses by acquiring the right to distribute GP GreenPower’s products by way of assignment of the Contract from SenTen Inc.  For this right, the Company issued SenTen Inc. 10,000 shares of Preferred Series B Stock of the Company.   In addition, we have engaged our key sales team members for our Hercules CNG package operation and they have begun making contacts with retail dealership fleet managers and CEO / COO level executives at gas/oil companies in Texas and Oklahoma.  We have also secured a demonstration truck that is upfitted with our Hercules CNG Package and we have developed and printed brochures and other marketing materials for distribution to the market place.

Along with our GP GreenPower all-electric bus and Hercules CNG Package sales, our executive management is also actively engaged in discussions with a number of other alternative fuel vehicle manufacturers to obtain the right to distribute their vehicles, which includes commercial trucks operating on AutoGas/propane, a line of automobiles operating on CNG, and a line of all-electric automobiles.

Business

All-Electric 40’ Transit Bus

The Company has secured the exclusive rights to distribute the GP GreenPower vehicles in several States and has the right to obtain exclusive rights to any commercial or government account which it can secure.  Sales will initially focus on the transit bus market.  The GP GreenPower Factory Direct Representative Agreement provides the foundation for our business related to all-electric buses.  In our capacity as a factory representative, we market and promote GP GreenPower’s products and obtain firm purchase orders and forward the same to GP GreenPower for their manufacture and delivery.  We are responsible for achieving our sales objectives and we receive a commission from GP GreenPower based on our sales. This business model reduces the working capital, inventory and assets necessary to operate, while achieving the anticipated profit for our operation.  Under our agreement, we also have the option to acquire the buses directly from GP GreenPower for resale to ultimate end users, which will have the added benefit of increasing our total sales revenue and our profit margins.

Our business and revenue generation strategy involves sale of our vehicles to government agencies through a rigorous Request for Proposal (“RFP”) process.   This process includes seeking out the available RFPs, reviewing and deciphering each RFP terms and conditions, completing the rigorous process of responding to all areas of the RFPs, attending various meetings with the related agency staff, sales / technical presentations and meetings, product demonstration presentations, continuous follow-up and working closely with the related city/municipality/State or Federal government entities and monitoring of timetables related to the decision to purchase / award of contract through delivery of vehicles and collection of sales proceeds.  Our management team has extensive experience working directly with the GSA to achieve product approval for sale to the GSA, which will result in significant sales revenues.

Class 1 ~ 3 Pickup Trucks

The main platform for our CNG based product is our Hercules CNG Package.  This package includes a high quality CNG system with 24 GGE CNG tank, custom fitted chrome tool box tank cover, spray-in bedliner, and our Hercules Supplemental Engine Warranty.  We utilize this Hercules CNG package to upfit a wide range of light duty pick-up trucks (i.e., Ford F150 equipped with the 5.0 liter engine, Chevrolet Silverado 1500, Dodge Ram 1500) to operate on both gasoline and CNG (Bi-Fuel) for primarily the fleet market.

Our business and revenue generation arises out of the sale and upfit of selected vehicles with our Hercules CNG Package with a focus on two (2) different entry point levels into this market segment: the retail dealership fleet manager/department level and directly with the top management of numerous oil/gas companies in the States of Texas and Oklahoma initially.  At the retail dealership level, our sales staff working with individual fleet managers identify fleet operators to contact and make sales presentations, with the intended result of incremental sales of new vehicles equipped with our Hercules CNG Package. Additionally, we offer the fleet operators an option of upfitting their existing fleet vehicles with our Hercules CNG Package.  In addition to our retail dealership fleet manager strategy, we are also approaching a significant number of CEO / COO level individuals at gas/oil companies in Texas and Oklahoma to demonstrate and to provide them with sales presentations including justification/ROI information related to the operation of vehicles upfitted with our Hercules CNG Package, which is the responsibility of our sales staff and is based on personal relationships with such individuals.

An important aspect of our Hercules CNG Package sales methodology includes the need to acquire a demonstration truck upfitted with the Hercules CNG Package, which we have already secured, to demonstrate and to provide to potential fleet operators / decision makers for their evaluation and assessment.  There is no plan to buy/keep inventory of light duty pick-up trucks upfitted with our Hercules CNG Package except for the demo truck, as sales of these vehicles will be transacted by the designated retail dealership with our sales staff facilitating / coordinating the upfittting of the Hercules CNG Package in the new vehicle.  Our Hercules CNG Package is comprised of systems, components and products that we have sourced as being high quality, reputable and industry respected brand name entities.  Upon completion of the upfitting, we deliver the truck(s) to the fleet operator who in turn pays the dealership for the total vehicle(s) cost, which triggers payment to us by the dealership for the Hercules CNG Package.  In the case of upfitting a fleet operator’s existing vehicles with our Hercules CNG Package, our sales staff handles these transactions as direct sales.  Additionally, we have produced our own brochures and other marketing / sales presentation materials for use by our staff during their contacts with retail dealership fleet managers and CEO / COO level executives.  It is important to note that the CNG infrastructure continues to grow and expand, which provides additional opportunities to us for sales of our Hercules CNG Package.

Forecasted Sales and Operations:

BRAC Global Automotive, Inc. (the “Company” or “BRAC Global Automotive, Inc.”) is a commercial alternative fuel vehicle distribution company. BRAC is focused on bringing relative alternative vehicle choices to the global automotive market that currently includes commercial class 1 ~ 3 vehicles upfitted with compressed natural gas (“CNG”), which is also available to retail customers, and distribution of all-electric transit buses to primarily cities/municipalities and the GSA.  Additionally, we are currently in discussion with several other domestic and foreign vehicle manufacturers regarding the distribution of their vehicles in both the US and other global markets.  Projected revenues will initially be derived from the sales of our Hercules CNG Package, which is installed on new Ford F150, Chevrolet Silverado and Dodge Ram models and which will be sold through a number of retail dealerships primarily in Texas and Oklahoma where the CNG infrastructure is in place and is growing.  Additional revenues will be derived from the sales of the GP GreenPower All-Electric Zero Emission 40’ Transit Bus to various cities / municipalities, airports, hotels, and other businesses that are currently transporting passengers and need to integrate new / cleaner vehicles into their transit fleet.  Additional revenues are projected to be derived from the sales of other models that are currently in final development and include a 26,000 ~ 33,000 GVMR medium duty truck that operates on AutoGas/Propane and a passenger that operates on CNG.  In October of 2016, we are planning on being in a position to distribute an all-electric sedan that is manufactured in China and will be compliant with all US DOT FMVSS and EPA / CARB regulations.

Year One Vehicle Sales Projections:

Scenario I - Using An “Average” Dealer Profile As A Template

Minimum Annual Planning Volume – 350 Vehicles
29 Vehicle Sales Per Month / Dealer
Initial Roll-Out Of 100 Dealers = 35,000 Vehicle Sales Annually
Initial Roll-Out Of 200 Dealers = 70,000 Vehicle Sales Annually
Initial Roll-Out Of 300 Dealers = 105,000 Vehicle Sales Annually

Scenario II - Using A More Conservative Approach

Minimum Annual Planning Volume – 200 Vehicles
17 Vehicle Sales Per Month / Dealer
Initial Roll-Out Of 100 Dealers = 20,000 Vehicle Sales Annually
Initial Roll-Out Of 200 Dealers = 40,000 Vehicle Sales Annually
Initial Roll-Out Of 300 Dealers = 65,000 Vehicle Sales Annually

Annual Vehicle Sales Projections:
Function Of
Available Vehicle Production Capacity
Activated  Dealer Points
Dealer Annual Planning Volume (PV)
Possible Dealer Count To Annual PV Scenarios
100 Dealers With 350 PV = 35,000 Annual Vehicle Sales
200 Dealers With 200 PV = 40,000 Annual Vehicle Sales
350 Dealers With 350 PV = 122,500 Annual Vehicle Sales

Strategic Partners:

AutoPacific:

•
AutoPacific, Inc. is an automotive specialist market research and product-consulting firm headquartered in Tustin, California with a presence in Southern Michigan.  Their Tustin offices include our primary research and consulting operations.  Their Detroit-area operations are responsible for market and industry analysis including forecasting and competitive analysis.

Launched in 1986:

•
AutoPacific was formed in 1986 to serve clients in the automotive industry. Their operation is  unique  in  providing  innovative, methodologically  sound,  strongly  implemented  research in addition to expert automotive analysis.  Their staff has more than 100 years of combined automotive related experience.

25 Years of Experience in Automotive Research and Consulting:

•
Over the past twenty-five years, AutoPacific has conducted over 300 automotive product clinics and numerous other proprietary studies with domestic, European and Asian clients.  In addition to product clinic research, AutoPacific has conducted more than 3,000 focus groups, numerous mail, Internet and telephone surveys, and expert panels for clients on various automotive issues.

Research Suite National Survey:

•
Each year, AutoPacific publishes the results of its annual Research Suite omnibus new    car buyer and future vehicle survey.  The 2010 Research Suite includes results from over 42,000 new car and light truck buyers in the United States.  Unique among syndicated    buyer surveys, AutoPacific’s survey analyzes future intentions in addition to present vehicle satisfaction.

George C. Peterson, President; AutoPacific, Inc.  Mr. Peterson has over forty years experience in the automotive  industry.  Mr. Peterson has an engineering undergraduate degree (Florida State University) and an MBA in marketing and finance (University of Michigan).  He served in product design engineering, product planning and marketing positions at   Ford Motor Company from 1966 through 1982.  During 1982, Mr. Peterson joined Nissan Motor Corporation in U.S.A. as Corporate Truck Product Development Manager.  From 1983 through 1985, Mr. Peterson was Vice President of Automotive Programs for J. D. Power & Associates.  Mr. Peterson formed AutoPacific 1986 to provide primary research  and consulting services to the automotive industry.

Edwin S. Kim, Director of Industry Analysis of AutoPacific, Inc. Mr. Kim manages the Industry Analysis activities of  AutoPacific.  He worked with AutoPacific as a Product Planning Analyst prior to joining Hyundai Motor America as Advanced Product Planning Manager in 2005.  Mr. Kim returned to AutoPacific in 2008 as Director of Industry Analysis.  His expertise in competitive analysis, forecasting and demographic analysis is well-positioned in developing AutoPacific    services and custom analyses for AutoPacific clients.

Daniel J. Hall, Vice President AutoPacific, Inc. Dan is a veteran in sales and marketing with 25 years of experience,  focusing exclusively on the global automotive industry during the past 18 years. Mr. Hall drives value to AutoPacific clients by combining robust market research techniques, AutoPacific’s industry experience and client objectives.  Since 2000, he has designed numerous custom research projects, and plays a key role in incorporating client objectives into AutoPacific’s annual Research Suite® syndicated study. Prior to joining AutoPacific, Mr. Hall served as the West Coast Manager for      Racemark International.  At Racemark, he provided  value in the development and marketing of luxury automotive accessories. While at Racemark, Dan created the concept for a 100% passive floor mat retention system patented by             Racemark, and currently in use by BMW, Porsche and MINI.  He began his career at Designweave, where he tripled the    volume of sales to the architectural community. Mr. Hall is a regular guest lecturer at Art Center’s transportation school in Pasadena, California. He  has a bachelor’s degree in economics from the University of California, Los Angeles and a Master of Business Administration from Pepperdine University.

Competition

BYD*

BYD Company Ltd., established in 1995, is one of China’s largest companies and has successfully expanded globally. Specializing in battery technologies, their green mission to “solve the whole problem” has made them industry pioneers and leaders in several High-tech sectors including High-efficiency Automobiles, Electrified Public Transportation, Environmentally-Friendly Energy Storage, Affordable Solar Power and Information Technology and Original Design Manufacturing (ODM) services.

As the world’s largest manufacturer of rechargeable batteries, their mission to create safer and more environmentally friendly battery technologies has led to the development of the BYD Iron Phosphate (or "Fe") Battery. This fire-safe, completely recyclable and incredibly long-cycle technology has become the core of their clean energy platform that has expanded into automobiles, buses, trucks, utility vehicles and energy storage facilities. BYD and all of their shareholders, including the great American Investor Warren Buffett, see these environmentally and economically forward products as the way of the future.

BYD has made a strong entrance to the North, Central and South American markets with their battery electric buses, and lineup of automobiles. Their mission lies not just in sales growth, but also in sociological integration and local job creation as they have poured incredible investments into developing offices, dealerships and manufacturing facilities in the local communities they now call home, truly a first for Chinese companies. For more information, please visit www.byd.com

In May, the BYD Electric Bus was the first 40-foot electric bus to complete the Federal Transit Administration’s sponsored testing at the Altoona Bus Research and Testing Center under the Larson Institute and sponsored by the Federal Transit Administration (FTA).  The BYD bus completed the FTA’s “new model bus testing program” of the first 40-foot, all-electric bus. The BYD Electric Bus has successfully completed the Altoona structural integrity testing program in 116 days with full reports published soon. This is the world’s first and only long-range battery electric transit bus in mass production and the only bus capable of driving continuously for up to 24 hours on-a-single-charge that has also received TVM approvals and qualified for FTA funded projects.

Proterra*

Proterra is a world leader in the design and manufacture of zero-emission vehicles that enable bus fleet operators to reduce operating costs and deliver clean, quiet transportation to the community. Proterra’s second-generation bus is the world’s most fuel-efficient battery electric bus and features advanced on-route, fast-charge technology that enables infinite range. With unmatched durability and energy efficiency based on rigorous testing at Altoona, the Proterra product is proudly made in America and based in Greenville, SC USA.

Proterra buses deliver impressive lifetime fuel savings and have demonstrated an astounding 20.8 MPGe at Altoona and a typical fleet operation of >17 MPGe.  In fact, Proterra buses offer over five times the MPG equivalent versus diesel and CNG equipment.  Combined with the inherently lower volatility of electric prices over the life of the bus vs CNG and diesel, Proterra buses offer best in class efficiency.  The stability of electrical prices enables dramatically lower operation costs that are immediate, stable and predictable based on the lack of fossil fuel inputs.  Proterra’s advanced, streamlined design also uses fewer components compared to diesel, CNG or hybrid.  The elimination of engine and exhaust related costs can add up to $135,000 in savings over the lifetime of the bus.

Proterra’s all-electric buses can quickly charge on-route in as little as 5 minutes (can be as little as a minute or as much as 9 minutes, depending on the ending State of Charge) and can operate indefinitely with essentially infinite range, keeping the bus in passenger service for as long as the customers require.

Proterra has worked diligently to reduce the impact on the environment and offers zero-emission, battery electric buses that comply with the strictest noise and pollution environmental regulations.

Proterra was the first company to have a battery electric, zero-emissions bus complete rigorous Altoona testing on a bus that is compliant Buy America.  Altoona’s comprehensive testing covers a wide range of quality and durability tests from structural integrity, noise and performance, to maintainability, safety and fuel economy.

Proterra’s focus on designing state-of-the-art transportation has led to the development of a number of impressive features. Chief among these is a drivetrain and propulsion system that has demonstrated a remarkable 20.8 MPGe and typical fleet operation of > 17 MPGe. This enables Proterra to offer a 300-500% improvement over conventional combustion engines. Combined with the inherently lower volatility of electric prices over the life of the bus vs. CNG, diesel and hybrid, we offer best-in-class efficiency, improved operating costs and refined budgeting accuracy.

Along with zero-emissions and outstanding fuel economy, Proterra all-new bus is exceptionally quiet and creates virtually no noise while stationary. In motion, it’s whisper quiet and operates below a normal conversation level, ensuring that the communities and neighborhoods we serve remain undisturbed.

The decibel (dB) scale measures level changes in sound. Anything below 0 dB is considered total silence. A sound 10 times louder than near total silence is 10 dB. Sound 10 times more powerful than that is 20 dB and sound 10 times louder than that is 30 dB.

Proterra’s all-new bus body was specially designed to be durable and functional. Its lightweight, fiberglass balsa wood construction delivers an outstanding strength-to-weight ratio and offers a number of cost savings advantages over conventional buses. Its solid fiberglass construction never rusts, is less expensive to repair for light body damage and its lighter weight causes less wear on roads. And with no weld joints to rattle, our bus delivers a quiet, smooth ride for passengers.

Proterra buses are Altoona tested and Buy America compliant.

*Information regarding BYD and Proterra set forth in this Competition section is based strictly on the statements and claims made available to the public by BYD and Proterra, respectively, and does not constitute BRAC’s opinion or representation of BYD, Proterra and their respective products.

CNG

With proven reserves of domestic natural gas soaring and our dependence on foreign oil as burdensome as ever, it only makes sense to start using our clean, inexpensive, and abundant natural gas as a vehicle fuel. Natural gas vehicles (NGV) are good for our economy, our environment, and your bottom line. Whether you are an individual or a fleet manager, never before have there been so many natural gas products and services available, spurred by unprecedented industry investment and government incentives. Read on to learn more about the many benefits of NGVs.

Facts about Natural Gas Vehicles

•	There are about 142,000 NGVs on U.S. roads today and more than 15.2 million worldwide.
•	There are about 1,325 NGV fueling stations in the U.S., and refueling appliances are available for home use.
•	In the U.S., about 50 different manufacturers produce 100 models of light-, medium-, and heavy-duty vehicles and engines.
•	Natural gas currently costs from $1.50 to $2.00 less per gasoline gallon equivalent (GGE).
•	In the U.S. alone, NGVs offset the use of about 400 million gallons of gasoline in 2013.
•	NGVs meet the strictest emission standards, including California’s AT-PZEV standard.
•	NGVs are as safe as or safer than traditional gasoline or diesel vehicles.

Benefits of NGVs

Natural gas is a clean alternative fuel that is both less expensive and more environmentally friendly than diesel or gasoline. Whether in the form of compressed natural gas (CNG) or liquefied natural gas (LNG), this domestically produced fuel offers many economic, environmental, and policy benefits.

Savings

Natural gas vehicles typically cost more than gasoline or diesel vehicles. This is largely due to the cost of high-pressure and insulated fuel tanks, which are necessary to store CNG or LNG. However, the cost of natural gas fuel is now $1.50 to $2.00 less per gallon. The savings in fuel costs can translate into significant savings over the life of a vehicle, depending on fuel efficiency and the number of miles driven. The greatest savings are currently being seen in heavy-duty, high mileage fleets. These vehicles consume enough fuel for owners and operators to see a pay back in as little as 18–24 months. As the price of fuel tanks comes down, light-duty passenger vehicles will become less expensive and also will enjoy a shorter payback period.

Petroleum Displacement

Making America less dependent on foreign oil is a national priority. President Obama has set the ambitious goal to cut net oil imports by half by the end of the decade. An important part of Obama’s strategy is to invest in alternative fuels, including natural gas for vehicles. In the Blueprint for a Clean and Secure Energy Future Fact Sheet, the President outlines his commitment to partnering with the private sector to adopt natural gas in the Nation’s trucking fleet. This includes establishing “a credit for 50 percent of the incremental cost of a dedicated alternative-fuel truck for a five-year period; supporting research to ensure the safe and responsible use of natural gas; and funding to support a select number of deployment communities.”

Congress also strongly supports reducing petroleum use and has passed laws that provide incentives to Americans who switch to alternative fuel vehicles.

While the U.S. imports more than 47 percent of the oil it uses, 98 percent of the natural gas used in the U.S. is produced in North America. Every gallon equivalent of natural gas used in vehicles is one less gallon of petroleum that has to be imported.

Emissions Benefits

Exhaust emissions from NGVs are much lower than those from gasoline and diesel vehicles. For example, the natural gas-powered Honda Civic Natural Gas has been recognized by the U.S. Environmental Protection Agency (EPA) as the cleanest commercially available, internal-combustion vehicle. The California Air Resources Board (CARB) rated the Civic Natural Gas to meet the stringent AT-PZEV standard. In gasoline vehicles, evaporative and fueling emissions account for a significant portion of the emissions associated with operation. NGVs, on the other hand, produce little or no evaporative emissions during fueling and use.

According to the Argonne National Lab’s well-to-wheels emissions analysis that uses the latest U.S. EPA figures, NGVs enjoy the following emissions reductions over both new and in-use gasoline and diesel vehicles.

Emissions Reductions (%) of New NGVs Compared to New Gasoline and Diesel Vehicles (2012)

	LD Car	LD Truck	School Bus	Heavy Duty Trucks (v. Diesel)
	CNG v. Gasoline		CNG v. Diesel	CNG	LNG	LNG Dual Fuel
GHG	13	14	13	13	13	21
NOx	16	16	16	40	40	40

Emissions Reductions (%) of New NGVs Compared to In-Use Gasoline and Diesel Vehicles

	LD Car		LD Truck		School Bus		Heavy Duty Truck
	CNG v. Gasoline				CNG v. Diesel		CNG v. Diesel
	2002	2007	2002	2007	2002	2007	2002	2007
GHG	18	18	25	25	25	25	25	25
NOx	91	34	97	91	92	76	95	88
PM10	50	0	98	12	98	21	98	22

Natural Gas as a Transportation Fuel is Growing

•
According to the American Public Transit Association, about one-fifth of all transit buses were run by compressed natural gas (CNG) or liquid natural gas (LNG) in 2012. Currently, transit buses are the largest users of natural gas for vehicles.

•	The fastest growing NGV segment is waste collection and transfer vehicles. Almost 50 percent of the trash trucks purchased in 2012 are powered by natural gas.
•
More than 35 airports in the U.S. have natural gas vehicles in their own fleets or have policies that encourage use by private fleets operating on premises, making this sector the third largest in vehicular natural gas use.

•	The successful Clean Port Initiative in Southern California is spurring adoption of similar policies in other ports on both coasts.

In an effort to provide vehicles powered by CNG to the US market, a number of companies have developed CNG systems for a range of vehicles and an installer / upfitter infrastructure capable of installing these CNG systems.  A list of companies working in this space include the following:

Altech-Eco	Arden, NC
American Power Group	Algona, IA
Clean Air Power	Poway, CA
CNG Store / Auto Gas America	Kaysville, UT
Diesel 2 Gas	Tampa, FL
FYDA Energy Solutions	Canonsburg, PA
Go Natural CNG	Woods Cross, UT
Greenkraft Inc	Santa Ana, CA
IMPCO Automotive	Union City, IN
Landi Renzo USA	Torrance, CA
M-tec Solutions	Piscataway, NJ
NatGasCa	Cleveland, OH
NGV Motori	Alexandria, VA
Omnitek Engineering Corp	Vista, CA
Parnell	Phoenix, AZ
Powerfuel CNG Systems	Fort Lauderdale, FL
Westport / BAF	Plymouth, MI
Wise Gas	Weston, FL

INDUSTRY OVERVIEW

Transit Bus

In 2014, 1,646 motor coaches (Buses) were sold in the US at an average price of $820,000 each. There are currently over 1,000 transit agencies in the US operating buses. Of these, the New York City transit authority is the largest with over 4,500 buses in operation. In 2011, passengers travelled over 20 billion miles by bus in the US. Buses made up 50.7% of all unlinked passenger trips in 2011.

Market Growth Drivers and related market information includes the following:

• Obama Administration to have all government vehicle (GSA) purchases after 2015 to be electric or alternative fuel based.

• The “New Energy for America” plan, a wide array of government initiatives and laws designed to be environmentally friendly.

• Obama signing “Executive Order No. 13514: Federal leadership in Environment, Energy, and Economic Performance”, a plan which aims to reduce fleet petroleum consumption 30% by 2020.

• Corporate Average Fuel Economy (CAFE), a policy that aims to increase fuel economy standards will impact vehicle purchase decisions.

• US/Canadian governments are investing in EV-friendly infrastructure such as power stations.

• U.S. Mandates a 30% reduction in vehicle fleet petroleum use by 2020, which in conjunction with the Department of Energy, is accomplished with the acquisition of electric vehicles.

• Widespread adoption of all electric buses is now more economically feasible due to decrease in battery cost and increase in range on a single battery charge.

• The world is demanding greener solutions for current technologies.

• Governments are responding by supporting green initiatives through policy changes and financial incentives.

• There are 67,288 transit buses available for service in the U.S. and 15,192 transit buses available for service in Canada. (Source: APTA)

• In 2013, transit agencies in Canada and the United States purchased 5,082 new buses. (Source: New Flyer)

• Transit agencies have been moving from diesel buses to greener technologies such as hybrid and electric.  The EV 350 generates annual fuel savings of over $50,000.  The estimated payback is 5 to 6 years compared with a diesel bus.

• Until recently, batteries were too expensive and didn’t deliver the range on a single charge to economically support an all-electric bus.

• This is still in the early adoption stage in North America, but companies such as BYD and Proterra have been experiencing significant growth.  Proterra sold 8 buses in 2012 and 23 buses in 2013. (Source: Proterra)

The Company has secured the exclusive rights to distribute the GP GreenPower vehicles in several States and has the right to obtain exclusive rights to any commercial or government account which it can secure.  Sales will initially focus on the transit bus market.

Class 3 Pickup Truck Market

Class 3 truck sales in 2012 topped 230 million units. Total commercial Class 3 pickups in the US top 1.2 billion units. The increasing cost of fuel has allowed compressed natural gas (“CNG”) conversions to become an economical alternative to gasoline. CNG is as much as 30% less expensive than gasoline. Therefore, fleet operators may see substantial savings by converting their Class 3 fleet to CNG. Automotive Fleet Magazine stated in June of 2014 that, “An ongoing challenge facing today’s fleets continues to be the elevated cost of fuel. As the largest cost component of operating expenses, fleet managers are focusing on a multitude of fuel-reduction strategies.”

ITEM 1A.  RISK FACTORS.

We may encounter numerous difficulties frequently encountered by companies in the early stage of operations.

We have a limited operating history upon which any investor may evaluate our current business and future prospects. Any potential investor must consider the risks and difficulties frequently encountered by early-stage companies. Historically, there has been a high failure rate among early-stage companies. Our future performance will depend upon a number of factors, including our ability to:

• generate revenues and implement our business plan and growth strategy;

• attract and retain marketing and commercial sponsors;

• aggressively counter and respond to actions by our competitors;

• maintain adequate control of our expenses;

• attract, retain and motivate qualified personnel;

• react to member preferences and demands;

• maintain regulatory compliance; and

• generate sufficient working capital through our operations or through issuance of additional debt or equity financing, and to continue as a going concern.

We cannot assure investors that we will successfully address any of these factors, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The current economic climate has adversely affected many consumers, entities, governments and state agencies, and we may be negatively impacted by their economic difficulties.

As a result of the ongoing general economic weakness, many consumers, entities, governments and state agencies have suffered severe budgetary cutbacks, and this may significantly reduce the funds they have available for technology spending, which would likely have a negative impact on our business and could significantly hinder our growth.

Our limited operating history could delay our growth and result in the loss of your investment.

The Company has only recently begun operations.  However, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their growth stage of development. Such risks include, but are not limited to, dependence on the growth of use of technology and services, the need to establish our brand name, the ability to establish a sufficient client base, and the management of growth. To address these risks, we must maintain and increase our customer base, implement and successfully execute our business and marketing strategy, continue to develop our business, respond to competitive developments and attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares.

Our Ability to implement and manage growth strategy is uncertain.

The Company plans on expanding the market segments in which it operates. Implementation of our growth strategy may impose significant strain on our management, operating systems and financial resources. Failure by the Company to manage its growth, or unexpected difficulties encountered during expansion into different markets, could have a materially adverse impact on our results of operations or financial condition.  Our ability to continue to operate our business depends upon a number of factors, including (i) generating sufficient funds from operations, (ii) our executive management team and our financial and accounting controls, and (iii) staffing, training and retaining skilled on-site management personnel. Certain of these factors are beyond our control and may be affected by the economy or actions taken by competing companies. Further, there can be no assurance that our market analysis and proprietary business data will continue to support our current marketing plans.

We may not be able to retain our key personnel or attract additional personnel, which could affect our ability to generate revenue sufficient to continue as a going concern diminishing your return on investment.

Our performance is substantially dependent on the services and on the performance of our executive management.  BRAC Global Automotive, Inc. is, and will be, heavily dependent on the skill, acumen and services of our key executives. Our performance also depends on our ability to attract, hire, retain and motivate our officers and key employees. The loss of the services of our executives could result in lost revenue depending on the length of time and effort required to find qualified replacements.

Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we are unable to attract, retain, and train the necessary technical, managerial, marketing and customer service personnel, our expectations of increasing our clientele could be hindered, and the profitability of BRAC Global Automotive, Inc. reduced.

Key management personnel may leave the Company, which could adversely affect the ability of the Company to continue operations.

The Company is entirely dependent on the efforts of our Executive Management because of the time and effort that they devote to the Company. Executive Management is in charge of overseeing all development strategies, supervising any/all future personnel, including any consultants or contractors that we engage to assist in developing our advertising plan, and the establishment of our future sales and marketing team. The loss of any member of the Executive Management, or other key personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. The Company does not maintain “key person” life insurance on its officers, directors or key employees. Our success will depend on the performance of the Executive Management and our ability to attract and motivate other key personnel.

Achieving market acceptance of new or newly integrated products and services is likely to require significant efforts and expenditures.

Achieving market acceptance for new or newly integrated products and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in alternative fuel vehicle industry. In addition, deployment of new or newly integrated products and services may require the use of additional resources for training our existing sales and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or newly integrated products and services will justify amounts spent for their development, marketing and rollout.

We have not adopted various corporate governance measures, and as a result stockholders may have limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures.  Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our stockholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

The alternative fuel vehicle distribution industry is relatively new and it is uncertain whether this market will continue to develop or whether it can be maintained, especially in light of range anxiety issues.

The alternative fuel vehicle industry has grown rapidly as numerous vehicle manufacturers have entered and have attempted to enter into this market segment. Given the limited history of this industry and the prevailing range anxiety issues related to certain forms of alternative fuel vehicles, it is difficult to predict whether this market will continue to grow or whether the growth can be maintained. In order to overcome the range anxiety issues, we endeavor to obtain vehicles that have longer-range capability, as we also focus our near-term sales to fleet operators that have the capacity to address such issues as they are able to more readily install refueling and charging stations in their own facility.

We may not realize sufficient acceptance of our product in the marketplace in order to achieve our goal of gaining market share.

A key element of our operating strategy is to focus on our primary markets and gain market share in the alternative fuel vehicle segment. Our success in gaining market share depends in part on our ability to achieve market acceptance of our existing and future products. The extent to which, and the rate at which, we achieve market acceptance and penetration of our current and future products is a function of many variables including, but not limited to: price, safety, efficacy, reliability, conversion costs, competitive pressures, regulatory approvals, marketing and sales efforts, availability of optimal and marketable alternative fuel vehicles and charging and refueling capabilities, and general economic conditions affecting purchasing patterns. Any failure to gain market share could have an adverse effect on our business, liquidity, results of operations and financial condition.

The success of our alternative fuel vehicle distribution business is directly impacted by availability and demand for the vehicles we distribute.

Our immediate focus as a vehicle distribution company involves distribution of the GP GreenPower all-electric transit bus in certain designated States and numerous city/municipalities and transit authorities and the GSA.  Due to the Company's dependence on GP GreenPower, the Company believes that the long-term success of its GP GreenPower all-electric transit Bus distribution depends, in large part, on the overall success of GP GreenPower’s ability to supply us with their all-electric transit bus, the promotional efforts of GP GreenPower related to its all-electric transit bus business operation, the goodwill associated with the GP GreenPower trademark, the continuing manufacture and delivery of competitively-priced, high quality all-electric transit buses and parts by GP GreenPower in quantities sufficient to meet the Company's requirements, and the quality, consistency and management of GP GreenPower. The Company has no control over the management or operation of GP GreenPower.   Our agreement with GP GreenPower governs almost every aspect of the operation of our GP GreenPower all-electric transit bus distribution business operation and gives GP GreenPower the discretion to terminate or not renew our distribution agreement for a variety of reasons, including the Company’s inability to meet its required sales quota.

We have a rapidly evolving business model and our proposed products could fail to attract or retain customers or generate revenue.

Because we are a new company, and have less than one year of operations, we have a rapidly evolving business model and are regularly exploring the development of our proposed target consumer and the introduction of our proposed products and features with respect to which we may have limited experience. In addition, our potential fitness studio partners and individual clients may not respond favorably to our products once launched.  If products we introduce fail to engage end-user or distributors, we may fail to acquire or retain enough business or generate sufficient revenue or other value to justify our investment, and our business may be materially and adversely affected. Our ability to retain or increase our user base and revenue will depend heavily on our ability to innovate and to create successful products and market them so as the customer is convinced of their necessity.

If we fail to win bids to sell our products, our business will be harmed.

Failure to bid effectively in a competitive environment could result in a lack of winning bids that result in sales of products. We cannot assure investors that we will be successful in our bidding strategy. Failure to win bids will reduce the opportunities to distribute our products and will result in harm to our business.

If we fail to acquire distributors and end-users to use and purchase our proposed products, our business will be harmed.

We must be successful acquiring distributors and end-users that purchase and use our proposed products in order to generate revenue and achieve profitability. We cannot assure you that the revenue or gross profit from any end-users or distributors we may acquire will ultimately exceed the cost involved with acquiring new users and distributors. If consumers do not perceive our offers to be of high value and quality, we may not be able to acquire or retain users and distributors.

We believe that many of our new users will originate from face to face marketing and winning bids. Once we establish a user base, if our efforts to satisfy our established users are not successful, we may not be able to acquire new users in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new users. Further, we believe that the level of communication and sharing among users will influence our success. If the level of usage by our user base declines or does not grow as expected, we may suffer a decline in user growth. A significant decrease in the level of usage or user growth would have an adverse effect on our business, financial condition and results of operations.

If we are unable to maintain favorable terms with our distributors, our expected gross profit may be adversely affected.

The success of our business depends in part on our ability to retain and increase the number of distributors who sell our products. When a distributor offers our product to end-users, the distributor must see a significant return on their investment. If distributors decide that utilizing our products does not provide a substantial profit, they may discontinue distribution. This would adversely affect our gross profit.

If our distributors do not meet the needs and expectations of our end-user customers, our business could suffer.

Our business will depend on a reputation for providing high-quality products to customers, and our brand and reputation may be harmed by actions taken by manufacturers and distributors that are outside our control. Any shortcomings of one or more of our distributors, particularly with respect to an issue affecting the quality of the products, may be attributed by our end-user to us, thus damaging our reputation, brand value and potentially affecting our results of operations. In addition, negative publicity and end-user sentiment generated as a result of fraudulent or deceptive conduct by our distributors could damage our reputation, reduce our ability to attract new users or retain our current users, and diminish the value of our brand.

Our business is competitive. Competition presents an ongoing threat to the success of our business.

The market for alternative fuel vehicles and parts is competitive. If Competition chooses to create a similar product to our products it may result in pricing pressures, reduced profit margins or lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete directly against manufacturers, wholesalers and direct retailers.  We also face competition from other licensors of the GP GreenPower buses. Many of our competitors are large companies with stronger brand. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, store development, marketing, distribution and other resources than we do.

Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our small marketing budget, many of our competitors have large marketing budgets and promote their brands primarily through traditional forms of advertising, such as print media and television commercials, and through celebrity athlete endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly in new markets than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we do by emphasizing different distribution channels than we do.

In addition, because we own no patents or exclusive intellectual property rights in the technology underlying our products, our current and future competitors are able to manufacture and sell products similar to our products.

Because we are selling other manufacturers products as a distributor, there is no advantage in the marketplace to the Company. As such, competition may impact our ability to generate sales with no protections related to product or application. Competing products have an open opportunity to sell in our market which may adversely affect our ability to generate revenues.

Our competitors’ large budgets may give them purchasing advantage which may adversely affect our ability to sell our products.

We anticipate that most, if not all, of our competitors will have greater name and brand recognition and access to greater amounts of capital and established relationships with a larger base of current and potential customers. Because of their size and bargaining power, our competitors may be able to purchase products at lower prices than us in the initial stages of our development. As a result, our operations may be significantly and negatively impacted by our larger, more established competitors.

We may discover defects in vehicles potentially resulting in interruption of our vehicle distribution schedule, delays in new model launches, recall campaigns, or increased warranty repair incidences.

Meeting or exceeding many government-mandated safety standards is costly and often technologically challenging. Government safety standards require manufacturers to remedy defects related to motor vehicle safety through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that they do not comply with a safety standard. Should we, the vehicle manufacturer, or government safety regulators determine that a safety or other defect or noncompliance exists with respect to certain of our vehicles, there could be a disruption in our vehicle distribution schedule and delay in the launch of a new model, which in turn will affect our business in a negative manner, although the cost and expense for addressing such claims or a recall are the responsibility of the vehicle manufacturer.

Our Hercules CNG Package operations are dependent upon third-party suppliers, including, in certain cases, single-source suppliers, making us vulnerable to supply shortages.

Our Hercules CNG Package involves upfit of a wide range of light duty pick-up trucks (Ford F150, Chevrolet Silverado, Dodge Ram) to operate on both gasoline and CNG (Bi-Fuel) for primarily the fleet market. We obtain parts and manufactured components and necessary upfit services from third-party suppliers and the vehicle platforms are sourced from the original vehicle manufacturers. Any delay in receiving supplies could impair our ability to deliver the vehicles upfitted with our Hercules CNG system to our customers and, accordingly, could have an adverse effect on our business, financial condition, results of operations, and cash flow.

Our business could be adversely affected by interruptions to our computer and IT systems.

Our information systems are fully integrated into our operations and we rely on them to operate effectively, including with respect to: electronic communications and data transfer protocols with manufacturers and other vendors; customer relationship and warranty administration management; sales and service scheduling; data storage; and financial and operational reporting. The majority of our systems are licensed from third parties, the most significant of which are provided by one supplier in the U.S. Our vehicle distribution capability is in part based on our exclusive license arrangement to utilize a vehicle distribution system developed for Daewoo vehicles that our management team helped test, modify and implement in 1998 to an independent retail dealership network totaling more than 500 locations across the US market.  This vehicle distribution system is essential albeit not critical for the Company to carry out and to distribute its vehicles, including but not limited to, the GP GreenPower all-electric transit buses and its Hercules CNG Package business, as well as future vehicle models that we are currently in discussion with several other domestic and foreign vehicle manufacturers regarding the distribution of their vehicles in both the US and other global markets.  Termination of the license agreement for use of the vehicle distribution system or any interruption of our ability to utilize such system in any way could adversely affect our ability to conduct our operations. The failure of our information systems to perform as designed or the failure to protect the integrity of these systems could disrupt our business operations, impact sales and results of operations, expose us to customer or third-party claims, or result in adverse publicity.  Additionally, our computer and IT systems are vulnerable to damage or interruption from a variety of sources, as well as potential cybersecurity incidents. Any failure of these systems or cybersecurity incidents could have an adverse effect on our business, financial condition and results of operations.

We operate in the highly competitive North American alternative fuel vehicle market.

The North American alternative fuel vehicle market in which we operate is highly competitive, albeit a developing sector. The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage.

Furthermore, the Company faces vigorous competition for fleet and retail customers and securing government orders.  Our competitors involve a large number of established vehicle manufacturers that provide alternative fuel vehicles and non-alternative fuel vehicles that are readily available for purchase by fleet and retail customers, as well as by the government.

Macro-economic conditions; effects of downturn in general economic conditions.

Our performance is impacted by general economic conditions overall, and in particular by economic conditions in the markets in which we operate. These economic conditions include: levels of new and used vehicle and alternative fuel vehicle sales; availability of consumer credit; availability of government grants to support acquisition of alternative fuel vehicles; changes in consumer demand; consumer confidence levels; fuel prices; personal discretionary spending levels; interest rates; and unemployment rates.

The markets in which we compete are subject to considerable cyclicality.

Alternative fuel vehicle demand is also dependent on and sensitive to general economic conditions, interest rate levels and fuel costs, and availability of charging and/or refueling stations, among other external factors.

We are exposed to political, economic, and other risks that arise from transacting business with multinational business counterparts.

While our suppliers have expressed their intentions to establish production/manufacturing operations here in the US, they currently have significant operations in foreign countries, primarily in China. Accordingly, our business is subject to the political, economic, and other risks that are inherent in dealing with a supplier that is a multinational company. These risks include, among others:

• trade protection measures and import or export licensing requirements;

• tax rates in certain foreign countries that exceed those in the U.S., and the imposition of foreign withholding taxes on the remittance of foreign earnings to the U.S.;

• difficulty in staffing and managing international operations and the application of foreign labor regulations;

• multiple and potentially conflicting laws, regulations, and policies that are subject to change;

• currency exchange rate risk; and

• changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

We may not achieve all of the expected benefits from our acquisitions, joint ventures or strategic alliances.

The growth of our business in part will arise from acquisitions, joint ventures and strategic alliances which we will implement as part of our business strategy. We cannot provide any assurances that these acquisitions, joint ventures or strategic alliances will be implemented successfully or generate all of the expected benefits. In addition, we cannot assure ~~you~~ that disputes will not arise with our joint venture partners and that such disputes will not lead to litigation or otherwise have an adverse effect on the joint ventures or our relationships with our joint venture partners. Failure to successfully manage and integrate these acquisitions, joint ventures and strategic alliances could adversely impact our financial condition, results of operations and cash flow.

We cannot assure you that we will be able to manage the growth of our Company effectively.

We anticipate that a substantial portion of our future growth will result from outright obtaining the ownership rights to the vehicle distribution system and applying the same to new vehicle models which we will seek to distribute in the future.  Accomplishing these expansion goals will depend upon a number of factors, including the acquisition of the vehicle distribution system at commercially reasonable terms, the identification of new vehicle models that are US DOT FMVSS compliant which we can successfully distribute in the U.S. market, our ability to sign up suitable independent franchise dealers, the availability from time to time of suitable acquisitions, our financial capabilities and the integration of new businesses into our existing operations.  Moreover, the costs associated with such expansion may adversely affect the Company's profitability.  There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's expanding operations. The Company's planned growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives.  The inability of the Company to manage its growth properly could have a material adverse impact on the Company's operations. There is no assurance that such management expansion can be readily and successfully implemented.

Financing requirements.

An important aspect of our bus sales methodology includes acquisition of a GP GreenPower all-electric transit bus at a substantial cost.  This bus will be used to demonstrate and to provide to potential buyers / decision makers for their evaluation and assessment related to our GP GreenPower business. Additionally, we will need to obtain third party purchase order financing in order to adequately carry out our Hercules CNG Package business operation.  Although we are in the process of putting together the necessary third party financing arrangements for these purposes, there is no assurance that we will be able to obtain the necessary financing on commercially reasonable terms.

Our business has significant liquidity requirements.

We believe that our cash on hand, together with funds generated by our operations and potential funding through sale of our equity and debt will provide us with sufficient liquidity and capital resources to meet our working capital, capital expenditures and other operating needs for the foreseeable future. Significant assumptions underlie our beliefs with respect to our liquidity position, including, among other things, assumptions relating to the successful implementation of our distribution strategy, the continuing availability of trade credit from certain key suppliers, the ability to gain market share and the absence of material adverse developments in our competitive market position, business, access to the capital markets or capital requirements. As a result, we cannot assure that we will continue to have sufficient liquidity to meet our operating needs. In the event that we do not have sufficient liquidity, we may be required to seek additional capital, sell assets, reduce or cut back our operating activities or otherwise alter our business strategy.

Executive Management Employment Agreements Entail Risk

The Company has employment Agreements with its Executive Management which obligate the Company to compensate the Executive Management regardless of their performance. These agreements require the company to provide health insurance, life insurance and other benefits in excess of the face value of those agreements. The existence of these agreements will cause the company to provide a large portion of the capital raised in this and future offerings as compensation for the Executive Management. If the Executive Management is not effective, the company may be adversely affected.

Product liability risk.

Products sold by the Company may expose it to potential liabilities for personal injury or property damage claims relating to the use of such products. Product liability claims are ultimately responsibilities of the product manufacturers, rather than that of a distributor.  The Company intends to rely on the product manufacturer to provide the necessary product liability insurance for the Company, by adding the Company as additional insured in its policy.  While most manufacturers are required to indemnify the Company for product liability claims, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage, or claims which are ultimately not covered by insurance or subject to indemnification from manufacturers. Furthermore, if any significant claims are made against the Company or its product manufacturers, the Company's business may be adversely affected by related negative publicity.

Regulatory issues.

We are subject to a wide variety of regulatory activities, including:

Governmental regulations, claims and legal proceedings.

Governmental regulations affect many aspects of our business, including the fair treatment of our employees, wage and hour issues, and our financing activities. We could be susceptible to claims or related actions if we fail to operate our business in accordance with applicable laws or it is determined that long-standing compensation methods did not comply with local laws. Claims arising out of actual or alleged violations of law which may be asserted against us or any of our distribution network members by individuals, through class actions, or by governmental entities in civil or criminal investigations and proceedings, may expose us to substantial monetary damages which may adversely affect us.

The Dodd-Frank Wall Street Reform and Consumer Protection Act established a new consumer financial protection agency (the "CFPB") with broad regulatory powers. Although automotive distributors are generally excluded from the CFPB's regulatory authority, the CFPB has announced its intention to regulate automotive financing through its regulation of automotive finance companies and other financial institutions.

The Company is subject to regulation by various federal and state agencies, including the United States Department of Transportation ("DOT") and various state motor vehicle regulatory agencies. The Company is subject to provisions of the National Traffic and Motor Vehicle Safety Act and the safety standards for vehicles and components which have been promulgated thereunder by the DOT. The Company is also subject to regulations promulgated by the Environmental Protection Agency ("EPA") and similar state agencies with respect to air quality and discharges into the environment, as well as storage, shipping, disposing and manifesting of hazardous materials and hazardous and non-hazardous waste.

We are subject to the Foreign Corrupt Practices Act (the "FCPA") and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities.

We transact businesses with entities that are situated in countries known to experience corruption. Our transactions with entities in such countries create the risk of an unauthorized payment by one of our employees or agents that could be in violation of various laws including the FCPA.  Additionally, the failure to obtain applicable governmental licenses, clearances, or approvals could adversely affect our ability to continue to service the government contracts we maintain.

Dependence upon Key personnel.

We believe that our success depends to a significant extent upon the efforts and abilities of our executive management, and in particular upon Ben Rainwater who is our Chairman, President & CEO. To the extent Mr. Rainwater, or other key personnel, were to depart from our Company unexpectedly, our business could be significantly disrupted.

Our ability to execute our strategy is also dependent upon our ability to attract, train and retain qualified personnel. Our continued success depends, in part, on our ability to identify, attract, motivate, train and retain qualified personnel in key functions and geographic areas. In particular, we are dependent on our ability to identify, attract, motivate, train and retain qualified sales and logistic personnel and engineers with the requisite education, background and industry experience who can assist in the development, enhancement and introduction of new products and technology solutions. Further, we have significant operations in foreign countries, including China, and, to effectively manage our global operations, we will need to continue to be able to recruit, train, assimilate, motivate and retain qualified experienced employees around the world. Failure to attract, train and retain qualified personnel could impair our ability to execute our business strategy and could have an adverse effect on our business prospects. In addition, our operations and our ability to execute our business strategy may be negatively impacted by the loss of certain personnel in connection with our reductions-in-force and other personnel departures if we have retained employees with insufficient experience, skills and knowledge base.

ITEM 2.   FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
BRAC Global Automotive Inc.
Placentia, CA

We have audited the accompanying balance sheet of BRAC Global Automotive Inc, (the “Company") as of June 30, 2014, and the related statements of operations, changes in stockholders' deficit and cash flows for the period from June 6, 2014 (Inception) through June 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2014, and the results of its operations and its cash flows for the period from June 6, 2014 (Inception) through June 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of business, realization of assets, and liquidation of liabilities in the ordinary course of business. As discussed in Note 2 to the financial statements, the Company is newly formed and has limited operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone Bailey, LLP
www.malonebailey.com
Houston, Texas

November 14, 2014

BRAC Global Automotive, Inc.

Balance Sheet

June 30, 2014
Assets
Current assets:
Cash	$-
Total Current Assets	-

Intangible assets	1

Total assets	$1

Liabilities and Stockholders’ Deficit

Current liabilities:
Account payables	$10,864
Total Current Liabilities	10,864
Total Liabilities	10,864

Stockholders’ deficit:
Series A preferred stock , $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding at June 30, 2014	-
Series B preferred stock, $0.0001 par value, 500,000 shares authorized, 12,000 shares issued and outstanding at June 30, 2014	1
Series C preferred stock, $0.0001 par value, 500,000 shares authorized, none issued and outstanding at June 30, 2014	-
Common stock ,$0.0001 par value, 100,000,000 shares authorized, none issued and outstanding at June 30, 2014	-
Accumulated deficit	(10,864)

Total stockholders’ deficit	(10,863)

Total liabilities and stockholders’ deficit	$1

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Statement of Operations

July 6 , 2014 (inception)
Through
June 30, 2014
Expenses
General and administrative expenses	$10,864
Total expenses	10,864

Net loss	$(10,864)

Basic and diluted loss per share	N/A
Weighted average number of common shares outstanding
Basic and diluted	N/A

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Statement of Stockholders’ Deficit

Period from June 6, 2014 (inception) to June 30, 2014

	Preferred Stock		Preferred Stock		Preferred Stock				Additional
	Series A		Series B		Series C		Common Stock		Paid- in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, June 6, 2014 (Inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-
Preferred class B shares issued for use of license	-	-	12,000	1	-	-	-	-	-	-	1
Net loss	-	-	-	-	-	-	-	-	-	(10,864)	(10,864)
Balance, June 30, 2014	-	$-	12,000	$1	-	$-	-	$-	$-	$(10,864)	$(10,863)

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Statement of Cash flows

June 6, 2014 (Inception)
Through
June 30, 2014
Cash flows from operating activities:
Net loss	$(10,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Account payables	10,864
Net cash used in operating activities	-

Net increase (decrease) in cash	-
Cash at beginning of period	-

Cash at end of period	$-

Supplemental cash flow information
Interest paid	$-
Income tax paid	$-

Non cash investing activity
Preferred Series B stock issued for intangible asset	$1

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

1)	Organization and Summary of Significant Accounting Policies

(a)	Organization

BRAC Global Automotive, Inc. (the “Company” or “BRAC”), incorporated in the State of Nevada on June 6, 2014, has been engaged in distributing a commercial alternative fuel vehicle. BRAC is focused on bringing relative alternative vehicle choices to the global automotive market that currently includes commercial class 1 ~ 3 vehicles fitted with compressed natural gas (“CNG”), which is also available to retail customers, and distribution of all-electric transit buses to primarily cities/municipalities and the General Service Administration. Additionally, the Company is currently in discussion with several other domestic and foreign vehicle manufacturers regarding the distribution of their vehicles in both the US and other global markets.

(b)	Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

(d)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with ASC Subtopic 740-10, Income Taxes - Overall, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company reports tax-related interest and penalties in other expenses.

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

1)	Organization and Summary of Significant Accounting Policies

(e)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(f)	Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. The guidance clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as quoted prices in active markets; Level 2, defined as observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3, defined as unobservable inputs about which little or no market data exist, therefore requiring an entity to develop its own assumptions.

(g)	Recently Issued Accounting Pronouncements
In June 2014, the Company elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

2)	Going concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future We have incurred net losses of $10,864 from our inception on June 6, 2014 to June 30, 2104 and have completed only the preliminary stages of our business plan.  We anticipate incurring additional losses before realizing any revenues and will depend on additional financing in order to meet our continuing obligations and ultimately, to attain profitability.  These reasons raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates financing operating costs over the next twelve months with loans and/or private placement of common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

3)	Preferred Stock – related party

On June 30, 2014, the Company issued 1,000 Convertible Series B Preferred stock for the rights to use a Vehicle Distribution Assets held by a SenTen Inc. which the Founders of the Company are also directors and management of SenTen Inc. The Series B Preferred Series are convertible into the Company’s common stock at a ratio of 1 common share for each 1 share of Series B Preferred Stock for a period of 60 months. The Series B Preferred shares have a fair value of $0.0001 per share and the fair value was accounted for as a license expense. (see footnote 4)

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

3)	Preferred Stock – related party (continued)

The Company has fully satisfied its first year payment obligation in connection with its exclusive right to use the Vehicle Distribution Assets by issuing 1,000 Convertible Series B Preferred stock of the Company on June 30, 2014 .

By issuing an additional 1,000 Convertible Series B Preferred stock of the Company on June 30, 2014, the Company has also secured its option to acquire the Vehicle Distribution Assets for an agreed upon consideration amount during the ten (10) year term of the exclusive license arrangement.
On June 30, 2014, the Company issued 10,000 Convertible Series B Preferred Stock with fair value of $1 as its consideration for assignment of the trade name "StarPoint USA" and for the assignment of the GP Factory Direct Representative Agreement for distribution of their all-electric transit buses.  Pursuant to the GP Factory Direct Representative Agreement, the Company has the exclusive right to distribute GP GreenPower's products, including its all-electric transit buses, in Texas, Oklahoma, New Mexico, Louisiana, Mississippi, Puerto Rico, as well as other accounts that the Company may develop and GP GreenPower may agree in writing. The Series B Preferred Stock are convertible into the Company’s common stock at a ratio of 1 common share for each 1 share of Series B Preferred Stock for a period of 60 months.

In connection with the above-referenced transaction, the Company has acquired the trade name “StarPoint USA” to be used in its business operations.

4)	Commitments

Pursuant to a License Agreement entered into as of June 30, 2014, for the exclusive right to use certain Vehicle Distribution Assets for a term of ten (10) years, the Company agreed to pay the third party an annual fee of One Thousand (1,000) share of Series B Preferred Stocks of the Company, as well as a quarterly license fee of 0.02% of the Company's gross revenue based on the figures recorded on its books.   Pursuant to the License Agreement, the Company is also responsible for upkeep and maintenance of the operating system at its own cost and expense.  Pursuant to this agreement, the Company has also issued One Thousand (1,000) shares of Series B Preferred Stocks to acquire an option to obtain the Vehicle Distribution Assets for an agreed  to amount during the term of the agreement.

5)	Income Tax

The cumulative net operating loss carry-forward is $10,864 at June 30, 2014 and will expire in the years 2021.  The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of June 30, 2014:

2014
Deferred tax asset attributable to:
Net operating loss carryover	3,694
Valuation allowance	(3,694)
Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

6)	Subsequent Events

The Company has evaluated subsequent events through November 14, 2014, the date at which the financial statements were available to be issued, and has identified the following:

The Company sold 1,008,000 units of common stock at a purchase price of $0.001 per unit. Each unit consist of ten (10) shares of common stock of the Company, par value $0.0001 and 1 warrant to purchase common stock at a purchase price of $5.00 per share for three years.  From July 1, 2014 through October 28, 2014 the Company issued 10,080,000 common shares for proceeds of $1,008 and granted 1,008,000 warrants with the above terms. Of which  8,000,000 were sold to founders for $800.

On July 1, 2014, the Company entered into an employment agreement with Ben Rainwater, the President & CEO of the Company for a period of five (5) years with an annual base salary of $395,000 for the first year, $427,000 for the second year, $461,000 for the third year, $498,000 for the fourth year, and $537,000 for the fifth year of his employment.  Mr. Rainwater is also eligible to participate in the performance bonus plan, to receive stock options, and other benefits which are commensurate for corporate executives.

On July 1, 2014, the Company entered into an employment agreement with Agnes Cha Han, the SVP and General Counsel of the Company for a period of five (5) years with an annual base salary of $300,000 for the first year, $324,000 for the second year, $350,000 for the third year, $378,000 for the fourth year, and $408,000 for the fifth year of her employment.  Agnes Cha Han is also eligible to participate in the performance bonus plan, to receive stock options, and other benefits which are commensurate for corporate executives.

On July 9, 2014, the Company issued to a SenTen, Inc., which the Founders of the Company are also directors and management of SenTen Inc., a 5% Convertible Debenture in the amount of $50,000. This Debenture bears an interest rate of five percent (5%) per annum with a maturity date of July 9, 2016. The Holder of this Note has the right to convert any unpaid balance into shares of Preferred Series B Stock of the Company at the price of $10,00 per share.

The Company also entered into a License and Access Agreement on July 9, 2014 in order to secure its base facility for its business operation and for utilization of its Demo Truck for the Company's Hercules CNG business operation. The Company shall pay SenTen $2,500 per month earlier of from August 1, 2014 through October 31, 2014, or BRAC receipt of its initial funding, for access the warehouse and facility occupied by SenTen, in order to secure its base facility for its business operation and for utilization of its Demo Truck for the Company's Hercules CNG business operation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As of June 30, 2014, the Company has recorded a loss of $10,864, of which $10,000 was for the payment of legal fees.

Forward Looking Statements

Certain information included in this Memorandum or in materials we have filed or will file with the SEC (as well as information included in oral statements or other written statements made or to be made by us) contains or may contain forward-looking statements.  This Memorandum also contains “forward-looking statements”.  For this purpose, any statements contained in this Memorandum except for historical information may be deemed to be forward-looking statements that involve risks and uncertainties, many of which are beyond the Company’s control. In light of the significant uncertainties inherent to the forward looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, the Company does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Prospective investors are cautioned that there also can be no assurance that the forward-looking statements included in this Offering Memorandum will prove to be accurate. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Offering Memorandum.  Important factors that may cause actual results to differ include:

•	adverse economic conditions;

•	the competitive pricing pressure in the current environment and the related potential negative impact on our gross profit margins;

•	inability to raise sufficient additional capital to operate our business;

•
our plans for our growth strategy, including our expectation for growth achievements based upon the number of business development personnel that we plan to add, and our strategy to penetrate and expand into the emerging sectors;

•	availability of sufficient qualified sales personnel to carry out our growth strategy and our ability to attract and retain them;

•	our ability to attract new customers;

•	unexpected costs and operating deficits, and lower than expected sales and revenues;

•	our expectations regarding the timing and costs of the development of our licensed technology may not be achievable;

•	our expectations regarding the marketability of our services may not be correct;

•	adverse results of any legal proceedings;

•	the volatility of our operating results and financial condition;

•	the expectations about the marketplace and customer acceptance;

•	our sales, marketing and distribution plans;

•	our ability to comply with changing laws and regulations may be compromised if new laws and regulations are adopted that impose additional restrictions or burdens on our business;

•	our expectations that we can continue to increase the productivity of our sales force and maintain lean administrative costs in the face of being a public company;

•	other specific risks that may be alluded to in this Offering Memorandum.

All statements, other than statements of historical facts, included in this Memorandum regarding the Company’s strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements.  When used in this Memorandum, the words  “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements speak only as of the date of this Memorandum.

Forward-looking statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations, the progress of our research, product development and clinical programs, the need for, and timing of, additional capital and capital expenditures, partnering prospects, costs for development of products, the protection of and the need for additional intellectual property rights, effects of regulations, the need for additional facilities and potential market opportunities.  Our actual results may vary materially from those contained in such forward-looking statements because of the risks to which we are subject, including those listed above.

Information regarding market and industry statistics contained in this Offering Memorandum is based on information available to the Company that it believes is accurate.  Such data is generally sourced from academic and other publications that are not produced for purposes of securities offerings or economic analysis.  The Company has not reviewed or included data from all sources, and the Company cannot assure prospective investors of the accuracy or completeness of the third-party data included in this Offering Memorandum.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  The Company has no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.  See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this Memorandum. You should read this Memorandum and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Plan of Operations

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Results of Operations June 6, 2014 (Inception) through June 30, 2014.

During the period ended June 6, 2014(inception) through June 30, 2014 we incurred a net loss of $10,864. The net loss was due to payment of SEC legal fees.

Our total expenses for the year June 6, 2014(inception) through June 30, 2014 were $10,864.

Liquidity and Capital Resources

The June 30, 2014, financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has incurred a loss of $10,864 from inception through June 30, 2014.  The Company currently has minimal revenue generating operations and expects to incur substantial operating expenses in order to expand its business. As a result, the Company expects to incur operating losses for the foreseeable future. The accompanying consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Our cash and cash equivalents were $0.00 on March 31, 2014 since inception. We expect to meet our liquidity needs through the issuance of our common stock, preferred stock, and notes payable for cash and from the revenue derived from operations.

We need to raise additional capital during the fiscal year, but currently have not acquired sufficient additional funding. Our ability to continue operations as a going concern is highly dependent upon our ability to obtain immediate additional financing, or generate revenues from our operations, and to achieve profitability, none of which can be guaranteed. Unless additional funding is located, it is highly unlikely that we can continue to operate. There is no assurance that even with adequate financing or combined operations, we will generate revenues and be profitable.
Future Financings

We anticipate the need to raise at least $6,500,000 over the next twelve months in both equity and debt financing to fully implement a twelve month business plan.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Inflation

The amounts presented in the financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

ITEM 3.  PROPERTIES

The Company shares a space with SenTen, Inc. at 159 W. Orangethorpe Ave., Suite A, Placentia, California.  The lease term is through April of 2015.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 30, 2014, and as of the date of this filing, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 30, 2014. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 30, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 159 W. Orangethorpe Ave. Suite A, Placentia, CA  92870.

Name	Number of Shares Beneficially Owned	Number of Votes of Beneficially Owned Shares	Percent of Share Class	Percent of Voting Shares
Agnes Cha Han	4,100,000 (1)*	4,100,000	40.67%	40.63%
Ben Rainwater	4,100,000 (1)*	4,100,000	40.67%	40.63%
Fred Lockhart	155,000(1)*	155,000	1.54%	1.54%
Chris Petrella	155,000 (1)*	155,000	1.54%	1.54%
Jack Tian	155,000 (1)*	155,000	1.54%	1.54%
James Wong	155,000(1)*	155,000	1.54%	1.54%
SenTen, Inc.(3)	12,000 (2)*	12,000	100.00%	0.12%
All Officers and Directors	8,832,000	8,832,000	-	87.51%
(1) Common Shares
(2) Series B Preferred Shares
(3) SenTen, Inc. is controlled by Ben Rainwater and Agnes Cha Han.
* Shares received after June 30, 2014

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

The following table sets forth the name and age of officers and director as of July 30, 2014. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Ben Rainwater	62	Director, Chairman, President & CEO
James Wong	46	CFO
Agnes Cha Han	50	Director, SVP, Corporate Affairs, Treasurer
Jack Tian	42	Director, VP, President of China Operations
Chris Petrella	47	VP, Government Relations
Fred Lockhart	43	Western Region, Sales Manager

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Ben Rainwater, Director, Chairman, President & CEO

A 35+ year veteran of the automotive industry, Mr. Rainwater launched his wholesale career working for American Honda as a member of the team responsible for introducing Honda passenger vehicles to the North American market and helped transition Honda from a company that was selling primarily motorcycles to a company that was also selling automobiles.  Mr. Rainwater has been recruited and promoted to increasing levels of responsibility as he went on to help successfully launch Mitsubishi, Daihatsu, Kia and Daewoo brand vehicles in the U.S. market.

As a key member of the start-up teams for four (4) separate automobile manufacturer/distributors, Mr. Rainwater has significant knowledge and experience in creating, designing, developing, implementing and growing an entire automobile distribution business from a “blank page”.

In 1997, Mr. Rainwater was recruited as a key member of the management team that launched the Daewoo brand in the United States and helped develop Daewoo’s retail business to greater than 560 dealers in 3 years while attaining a number 4 ranking for Daewoo in J.D. Powers’ CSI Survey and helped establish the brand as the “fastest growing car company in the United States”.  He is a highly proficient automobile industry professional, with extensive experience in all phases of both the automotive wholesale and retail business environments.

His current responsibilities include assessing business needs and developing both short and long-term strategies to improve operational performance/efficiencies directed toward increased customer satisfaction levels and profitability; renegotiating supplier contracts resulting in substantial cost savings without reductions in services; controlling operating budget/expenses while balancing staffing levels to continuously provide a high level and full complement of services; responsible for Customer Relations Department activities, including operations, staffing, business direction, arbitration process development, legal actions; liaison to various state/federal regulatory agencies; coordinating activities related to NHTSA/DOT, EPA/CARB and associated testing results including containment and appropriate remedial actions.  He has managed several major "shifts" in organizations involving National and Regional operations and responsibilities, staff restructuring, including having engineered, transitioned and implemented an independent dealer network from a company-owned retail outlet model; developed numerous business standards and support requirements, including product quality expectations, product development, and regulatory matters; developed business strategies/processes designed to improve CSI, SSI and DSI with positive results; developed/implemented strategies to ensure initial vehicle quality (IQS) and customer ownership experience (CSI) exceeding customer/Dealer expectations.

He is directly involved in the negotiations with various constituencies, and is also directly involved in numerous business development initiatives that have resulted in a number of new business opportunities for the company.

Education

Suffield University (internationally accredited by ABOET - Accreditation Bureau Of Online Education & Training):  B.A., Business Administration

Los Angeles Trade Technical College:  A.S., Automotive Technology

California State University Los Angeles:  Automotive Technology

Automobile Manufacturer Training:  GM, Honda, Mitsubishi, Daihatsu, Kia, Daewoo

Affiliations / Certifications

Society of Automotive Engineers (SAE)

Automotive Service Excellence (ASE)

Other

U.S. “key” management start-up / launch team member:

Mitsubishi Motor Sales Of America, Inc.

Daihatsu America, Inc.

Kia Motors America, Inc.

Daewoo Motor America, Inc.

James Wong, CFO

Mr. Wong is CFO and has over 20+ years of corporate finance, investment banking and management consulting experience. Mr. Wong has been an advisor for Daewoo and its successor company, StarPoint USA, since 2002, having assisted in developing their restructuring and Business Plans, and providing merger & acquisition services. In addition, he was the CFO of Fruehauf Trailer Corporation, and managed one of its manufacturing plants with over 350 employees. He was also involved in start-up companies in the transportation sector. Mr. Wong founded his own management consulting firm, Armory Consulting Co., and he was previously with KPMG, Grant Thornton and Merrill Lynch. He has an M.S. in management from Stanford University and a B.A. from UCLA.

Education

UCLA:  B.A., Business Administration

Stanford University:  M.A., Business Management

Agnes Cha Han, Director, Sr. Vice President, Corporate Affairs, Treasurer

Ms. Cha is Senior Vice President in charge of all corporate affairs and other administrative and management matters.  She has over twenty-years of extensive international business experience that includes negotiating contacts, determining business trade terms, major product acquisitions, and arranging large sum monetary financing.  Ms. Cha is multi-lingual and has worked in trans-national, global business environments.

Additionally, she is experienced in the areas of automotive financing, automotive distribution, general real estate transactions, commercial/business transactions, litigation management, employment relations, and corporate and case management.  She has extensive experience in negotiating and developing international commercial trade terms, specifically relating to inventory sourcing and financing, international licensing, distribution arrangements, and capital financing.  She has also been a member of the key management team in a start-up business environment and has served as a corporate secretary, treasurer, and a member of StarPoint USA, Inc.’s Board of Directors.

She has also been responsible for maintaining and updating corporate records and has advised management of corporate governance compliance, counseled on related to human resource claims; planned, implemented, and facilitated corporate restructuring and reorganization processes; managed US Customs audits and real estate and other commercial disputes.

Ms. Cha also has an extensive legal background.  She is admitted to the New York Bar and has served as StarPoint USA, Inc.’s general counsel.

Education
-Brooklyn Law School, J.D.
-Vassar College, B.A.

Professional Affiliations
-Member of New York Bar

Jack Tian, Director, Vice President & President, China Operations

Mr. Tian is Vice President and the President of China Operations base in Shanghai, China.  This office is instrumental in coordinating the vehicle homologation, engineering, distribution and general management of the relationship between vehicle manufacturers and the Company where Mr. Tian has numerous existing relationships.

Mr. Tian also has developed new business opportunities with other Chinese business entities in addition to vehicle manufacturers.

Mr Tian is an experienced executive and has earned a Mechanical Engineering Degree from California State University Los Angeles.  He was previously the Chief China Representative for Saturn Global, for Global Finish Solutions and also for Daewoo Motor America.  Additionally, Mr. Tian was the Purchasing Manager for BCBG Company and Sales Manager for Huatian Auto Accessories.

Education

California State University Los Angeles:  B.S., Mechanical Engineering

Chris Petrella, Vice President, Government Relations

Mr. Petrella has spent the last 5 years laying the groundwork for the introduction of the Plug in Electric Vehicle (PEV) to the American consumer.  In 2008, as an outside consultant, he led the team that created the first US Government wide engineering specifications for the PEV.  This standard is now known as GSA Schedule 7E and is used nationwide by all towns, cities, states and federal agencies when purchasing an alternative fuel vehicle.

In 2010, the County of Montgomery, NC asked Mr. Petrella to look into changing a law known as Federal Regulation 122B: “Statutory Price limitations on Alternative Fuel Vehicles.”  As a Federal lobbyist registered to represent in both Houses, Mr., Petrella created a bi-partisan coalition of House and Senate leaders, which passed law USC 31, Section II ss1343: “Exemptions to Federal Regulation 122B.”  This law allows the manufacturer to set a fair and equitable price for all commercially available alternative fuel vehicles.

Mr. Petrella has been involved in the day to day operations of two (2) successful alternative fuel vehicle manufacturers and has won and administered hundreds of millions of dollars in State and Federal contracts for alternate fuel vehicles.  He is the successful author of 1 Federal law and 26 State laws.

Education

2014-  Novus University – JD- Legislative Law

2012- George Washington University- Certificate in Campaign management and Veterans affairs

2005- Alameda University- BS Computer Science, Major: Embedded systems design

Licenses and Other
-US Senate- Registered Lobbyist
-US House of Representatives- Registered Lobbyist
-NC Senate- Registered Lobbyist
-Legislative Policy Advisor to current and former members of the US Congress, and the States of NC, CA, PA, SC, NV and GA.
-2013 Congressional Small Business Roundtable - Appointed Board Member.
-Holds DOT Manufacturing License for PEV
-Current administrator of SAE/WMI  VIN 520
-Cub Scout Den Leader- Webelos II

Fred Lockhart, Western Region Sales Manager

Mr. Lockhart earned his degree in Criminal Justice from Pikes Peak College in 1993.  Mr. Lockhart then joined the United States Army where he was directly involved with and is a veteran of both the Desert Shield and Desert Storm campaigns.  Mr. Lockhart then joined the retail automobile business and has participated in sales training provided by Zig Ziglar, Grant Cardone and Tony Robbins.  Having spent more than 15 years in the automobile industry, Mr. Lockhart has held various management positions including New Car Director, Used Car Director and Finance Director at several mega dealers including Toyota of Plano and Dallas Dodge.  Mr. Lockhart’s diverse range of organizational and business skills makes him highly qualified to lead as the Western Region Sales Manager.

Education
-Pikes Peak College:  B.A., Criminal Justice

ITEM 6.  EXECUTIVE COMPENSATION

BRAC Global Automotive has not yet provided any payroll distributions or made any payments to executives in the form of stock, options, securities otherwise, or cash.

Outstanding Equity Awards since Inception:

Long-Term Incentive Plans

We currently do not have in place any long term incentive plans.

Director Compensation

No officers and/or directors have received any compensation whether cash, stock, stock options, or securities otherwise.

Director Independence

Ben Rainwater, our Chairman, President & CEO and a Director, and Agnes Cha Han, our Senior Vice President and Director, hold the comparative officer positions at SenTen Inc. Each of these officers are paid much of their compensation by SenTen Inc. The compensation they receive from us is based on their efforts on our behalf.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other than the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A)	any of our director(s) or executive officer(s);

(B)	any nominee for election as one of our directors;

(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our Common Stock; or

(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

ITEM 8.  LEGAL PROCEEDINGS

There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

ITEM 9.  MARKET PRICE OF AND DIVIDEND ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As the date of this filing there is no market price for any of our series of securities, common or preferred.

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 ("Rule 144") or Rule 701 ("Rule 701") of the Securities Act following the effectiveness of this Form 10, subject to the requirements described below.  "Restricted Securities," as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act.  These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701, which rules are summarized below.

Rule 144

Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, as in effect on the date of this Form 10, after the effectiveness of this Form 10.

Affiliates

Affiliates will be able to sell their shares under Rule 144 beginning 90 days after the effectiveness of this Form 10, subject to all other requirements of Rule 144.  In general, under Rule 144, an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding.  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

  Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, our company and may include our directors and officers, as well as our significant stockholders.

Non-Affiliates

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Form 10.  A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 upon the effectiveness of this Form 10.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this Form 10, permits resale of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement.  Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of this Form 10 before selling their shares under Rule 701.

Transfer Restrictions under our Charter

Pursuant to the our Articles of Amendment and Restatement filed on August 1, 2012 (the “Initial Date”), from and until the date that is one hundred eighty (180) days following the effectiveness of the first Form S-1 filed by us with the SEC, no shareholder may transfer more than 5% of the shares held by it on the Initial Date, unless approved by the board of directors. Any transfer in violation of this provision will be void. The restrictions on transfer do not apply certain limited exceptions such as dispositions by gift, will or the laws of descent and distribution and for any transfer of shares acquired from the Company after the Initial Date.

Dividend Policy

We have not paid cash dividends since our inception and we do not contemplate paying dividends in the foreseeable future.

ITEM 10.  RECENT SALE OF UNREGISTERED SECURITIES

The Company sold 10,080,000 units of common stock at a purchase price of $0.001 per unit. Each unit consist of ten (10) shares of common stock of the Company, par value $0.0001 and 1 warrant to purchase common stock at a purchase price of $5.00 per share for three years.  From July 1, 2014 through October 28, 2014 the Company issued 10,080,000 common shares for proceeds of $1,005 and granted 1,008,000 warrants with the above terms.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

SECURITIES AUTHORIZED AND OUTSTANDING

We are authorized to issue (a) 102,000,000 shares of Common Stock, par value $0.0001 per share, of which, 200,000 shares are issued and outstanding as of June 30, 2014, and (b) 500,000 shares of Preferred Series A Stock, $0.0001 par value per share, of which 0 are issued and outstanding as of June 30, 2014, and (c) 500,000 shares of Preferred Series B Stock, $0.0001 par value per share, of which 12,000 shares are allocated to be issued and outstanding as of June 30, 2014; and (d) 500,000 shares of Preferred Series C Stock, $0.0001 par value per share, of which 0 are allocated to be issued and outstanding as of June 30, 2014.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 2,000,000 shares of Preferred Stock with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  A description of each series can be found in Exhibit “A” attached hereto.

The Company’s Board of Directors in accordance with its Certificate of Incorporation authorized the issuance of up to (500,000) shares of preferred stock, par value $0.0001 per share, designated "Preferred Series C Stock" for which the Board of Directors established the rights, preferences, and limitations thereof.  The shares constitute Super Voting stock and the holders of such stock shall be entitled to 61 votes for each share of Preferred Series C Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

The summary of the rights, privileges and preferences of the Preferred Series C Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is available at the Secretary of State of Nevada or by written request from the Company.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Nevada Revised Statutes, generally, our bylaws provide that to the maximum extent permitted by Nevada law in effect from time to time, the corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the corporation and at the request of the corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the charter of the corporation and these bylaws shall vest immediately upon election of a director or officer. The corporation may, with the approval of its board of directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the corporation or a predecessor of the corporation. The indemnification and payment or reimbursement of expenses provided in these bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the bylaws or charter of the corporation inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to that amendment, repeal or adoption.

We may enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Nevada Revised Statutes and the bylaws as well as certain additional procedural protections.

The indemnification provisions in the bylaws and the indemnification agreements which we may enter into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 2.01 and the exhibits index below and corresponding exhibits, which are incorporated herein by reference .

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15. Financial Statements and Exhibits.

Number	Description
3.1	Articles of incorporation
3.2	Bylaws
10.1	Employment Agreement for Agnes Cha dated July 1, 2014
10.2	Employment Agreement for Ben Rainwater dated July 1, 2014
10.3	License Agreement, dated June 30, 2014
10.4	Assignment and Assumption Agreement dated June 30, 2014
23.1	Consent of MaloneBailey, LLP
31.1	Certification of Principal Executive Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002
31.2	Certification of Principal Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002
32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BRAC Global Automotive Inc.
(Name of Registrant)

Date: November 17, 2014	By:	/s/ Ben Rainwater
Name: Ben Rainwater
Title: President and Chief Executive Officer

Date: November 17, 2014	By:	/s/ Agnes Cha Han
Agnes Cha Han
Treasurer, Senior Vice President and General Counsel, principal accounting officer and principal financial officer